EXHIBIT 10(u)

SUMMARY OF SENIOR EXECUTIVE RETIREE HEALTH CARE BENEFIT PLAN

Zapata Corporation (“Zapata”) has established a senior executive retiree health care benefit plan (the “Plan”). Under the Plan, retired senior executive officers of Zapata who are elected to their positions by the Board of Directors, and their spouses are eligible to receive health insurance benefits consistent with Zapata’s existing benefits available to employees, after their retirement from Zapata.

Participation of individuals in the Plan is determined by the Board of Directors upon recommendation of the independent Compensation Committee of the Board of Directors. The Board of Directors may consider several factors in determining participation in the Plan, including length of employment, amount of time elapsed since the individual was last employed by Zapata, other retirement or health care benefits available to the individual and any other factors its deems appropriate.